Exhibit 99.1

SiriusXM Reports Second Quarter 2024 Operating and Financial Results

•Second Quarter 2024 Revenue of $2.18 Billion
•Ad Revenue of $443 Million
•Net Income of $316 Million; Diluted EPS of $0.08
•Adjusted EBITDA of $702 Million
•Free Cash Flow of $343 Million
•Company Reiterates 2024 Financial Guidance

NEW YORK – August 1, 2024 – SiriusXM today announced second quarter 2024 operating and financial results, including revenue of $2.18 billion, a decrease of 3% compared to the second quarter of 2023. The company recorded net income of $316 million in the second quarter of 2024 compared to $310 million in the prior year’s second quarter. Net income per diluted common share was $0.08 in both the second quarter of 2024 and the second quarter of 2023.

SiriusXM reported adjusted EBITDA of $702 million in the second quarter of 2024, an 8% improvement compared to the first quarter of 2024 and flat year-over-year. The sequential growth was driven by increased revenue and lower costs of services, engineering, design and development, and general and administrative expenses. The year-over-year stability resulted from lower subscriber revenue and higher sales and marketing costs, offset by reduced costs of services, personnel-related expenses, and general and administrative expenses. The company’s adjusted EBITDA margin in the second quarter stood at 32%.

“As we approach the close of our transaction with Liberty Media, I am proud to report on our continued financial success,” said Jennifer Witz, Chief Executive Officer. “We remain focused on delivering for our listeners and our investors, leveraging our position in audio to innovate and explore new avenues for growth. By pairing the unique voices and perspectives across music, sports, and politics from our unparalleled live programming with new features and subscription packages, we are poised to capitalize on the opportunities ahead.”
“I am pleased with this quarter's performance, which reflects our dedication to strong operational and financial execution,” said Tom Barry, Chief Financial Officer. “Our strategic investments in technology and automation continue to reduce costs, improve the efficiency of our teams, and enhance the customer experience. We expect to close the announced transaction with Liberty Media after the market closes on Monday, September 9th, and we continue to target long-run leverage of mid-to-low three times adjusted EBITDA.” added Barry. “In the second quarter, SiriusXM delivered $103 million to stockholders through our regular quarterly dividend and ended the quarter with net debt to adjusted EBITDA of 3.2 times. We remain committed to driving long-term value for our stockholders.”

SEGMENT HIGHLIGHTS
Sirius XM Holdings operates two complementary audio entertainment businesses — one of which is referred to as “SiriusXM” and the second of which is referred to as “Pandora and Off-Platform.” Further information regarding these two segments will be contained in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024. The financial highlights below exclude the impact of share-based payment expense.

SiriusXM Second Quarter 2024 Segment Highlights
SiriusXM Total Subscribers of 33 Million
SiriusXM's self-pay subscribers decreased by approximately 100,000 in the second quarter of 2024, an improvement from the prior year results due to lower voluntary churn and higher automaker volumes, which were partially offset by higher vehicle-related churn and lower vehicle conversion rates and streaming net additions. Self-pay subscriber churn remained steady at 1.5%, consistent with the same period in 2023. Paid promotional subscribers declined by approximately 73,000 during the 2024 quarter, largely due to a shift towards unpaid trial subscriptions by certain automakers. The SiriusXM trial funnel stood at approximately 7.4 million at the end of the quarter, compared to 7.5 million at the end of both the first quarter of 2024 and the second quarter of 2023.

SiriusXM Revenue of $1.6 Billion
SiriusXM's total revenue for the second quarter was $1.6 billion, a decrease of 5% compared to the prior year period. The decline was due to a smaller average base of self-pay subscribers plus a $0.42 year-over-year decrease in average revenue per user (ARPU) in the second quarter of 2024. The decrease in ARPU was driven by an increase in subscribers on promotional and streaming-only self-pay subscription plans.

SiriusXM Gross Profit of $986 Million and Gross Margin of 60%
Total cost of services at SiriusXM decreased by 3% to $654 million for the second quarter of 2024 compared to the corresponding quarter in 2023. Gross profit at SiriusXM totaled $986 million, a decrease of 6% compared to the 2023 period, producing a margin of 60%, one percentage point lower than the prior year period.

Business and Programming Highlights
SiriusXM continued to deliver new programming and product enhancements for listeners. In addition to opening a state-of-the-art studio in Las Vegas, new channel launches with Chris Stapleton and Avicii highlight SiriusXM’s depth of exclusive music programming. The launch of the podcast “Where Everybody Knows Your Name with Ted Danson and Woody Harrelson (sometimes)” and a new exclusive podcast monetization agreement with Dale Earnhardt Jr.’s Dirty Mo Media further bolstered the company’s extensive podcast network. The company continues to lean into its unique live programming opportunities, capitalizing on major events from politics to sports, giving listeners up-to-the-minute news and analysis. It is also expanding its broader podcast slate and finding new ways to weave off-platform opportunities with major hits such as “SmartLess,” launching with SiriusXM this month, featuring exclusives for its core on-platform subscriber base.

Additionally, alongside the ongoing development and expansion of SiriusXM streaming, the company introduced SiriusXM Free Access in the car this quarter. This free, ad-supported version of the service features limited music and talk channels and is available in select vehicles, showcasing new ways the company is engaging with potential subscribers.

Pandora and Off-Platform Second Quarter 2024 Segment Highlights

Pandora and Off-Platform Self-Pay Subscribers of 6.0 Million
Self-pay subscribers of the Pandora Plus and Pandora Premium services decreased by 41,000 during the second quarter of 2024 to end the period at 6.0 million.

Pandora and Off-Platform Revenue of $538 Million
Pandora and Off-Platform revenue reached $538 million in the second quarter of 2024, a 2% increase, or $10 million, compared to $528 million in the same period last year. Advertising revenue remained steady at $400 million compared to the second quarter of 2023, and increased 10% compared to the first quarter of 2024. As programmatic revenue remains a strong growth channel, the company announced a new agreement with The Trade Desk to adopt industry identity solution Unified ID 2.0, which is expected to unlock greater programmatic capabilities in the future.

Pandora and Off-Platform Gross Profit of $180 Million
Total cost of services were $358 million in the second quarter of 2024, a 5% decrease compared to $376 million in the same period of 2023. Subscriber revenue reached $138 million in the 2024 second quarter, an 8% year-over-year increase, while advertising revenue of $400 million remained flat compared to the 2023 period. This led to a gross profit of $180 million for the Pandora and Off-Platform segment in the second quarter of 2024, an 18%

increase from the previous year. The gross margin improved to 33%, up by 4 percentage points from the prior year period.

ADDITIONAL FINANCIAL HIGHLIGHTS

Subscriber acquisition costs decreased to $92 million in the second quarter of 2024. Sales and marketing expenses increased by 4% to $217 million, up from $209 million in the same period in 2023. In contrast, engineering, design, and development costs fell by 17% to $60 million. General and administrative expenses also saw a significant reduction, decreasing by 23% to $95 million, driven by ongoing cost optimization and efficiency efforts. The company saved approximately $50 million through cost optimization and consolidation efforts across its businesses and is on target to meet the anticipated $200 million in cost savings for the full year 2024.

SiriusXM generated $343 million in free cash flow during the second quarter of 2024, a 6% increase from the $323 million recorded in the same quarter of the previous year. The increase was mainly due to lower cash taxes paid due to the benefits from the company’s tax equity investments, and timing of other payments, partially offset by higher capital expenditures and lower cash receipts.

2024 FULL-YEAR FINANCIAL GUIDANCE

The company reiterated its full-year 2024 guidance for revenue, adjusted EBITDA, and free cash flow:
• Total revenue of approximately $8.75 billion,
• Adjusted EBITDA of approximately $2.70 billion, and
• Free cash flow of approximately $1.20 billion.

The company’s guidance for adjusted EBITDA and free cash flow for 2024 does not include any effects of the transaction with Liberty Media. Assuming satisfaction of all conditions to closing, that transaction is expected to be completed after the close of business on Monday, September 9, 2024. The company expects to revise its 2024 free cash flow guidance following the closing of the Liberty Media transaction. The company anticipates that free cash flow will be reduced by expenses associated with the transaction with Liberty Media and incremental interest expense associated with debt being assumed and incurred in connection with the transaction.

SECOND QUARTER 2024 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in millions, except per share data)	2024	2023	2024	2023
Revenue:
Subscriber revenue	$1,658	$1,725	$3,338	$3,417
Advertising revenue	443	445	845	819
Equipment revenue	47	47	97	93
Other revenue	30	33	60	65
Total revenue	2,178	2,250	4,340	4,394
Operating expenses:
Cost of services:
Revenue share and royalties	708	732	1,411	1,432
Programming and content	148	153	305	303
Customer service and billing	108	123	224	246
Transmission	57	50	115	99
Cost of equipment	2	3	5	7
Subscriber acquisition costs	92	93	182	183
Sales and marketing	228	220	457	443
Engineering, design and development	71	83	157	162
General and administrative	108	157	223	303
Depreciation and amortization	133	139	273	275
Impairment, restructuring and acquisition costs	18	18	46	50
Total operating expenses	1,673	1,771	3,398	3,503
Income from operations	505	479	942	891
Other (expense) income:
Interest expense	(102)	(107)	(206)	(213)
Other income	2	—	14	3
Total other expense	(100)	(107)	(192)	(210)
Income before income taxes	405	372	750	681
Income tax expense	(89)	(62)	(168)	(138)
Net income	$316	$310	$582	$543
Foreign currency translation adjustment, net of tax	(3)	7	(10)	7
Total comprehensive income	$313	$317	$572	$550
Net income per common share:
Basic	$0.08	$0.08	$0.15	$0.14
Diluted	$0.08	$0.08	$0.15	$0.14
Weighted average common shares outstanding:
Basic	3,848	3,861	3,846	3,875
Diluted	3,855	3,873	3,858	3,892
Dividends declared per common share	$0.0266	$0.0242	$0.0532	$0.0484

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in millions, except per share data)	June 30, 2024	December 31, 2023
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$100	$216
Receivables, net	644	709
Related party current assets	32	36
Prepaid expenses and other current assets	324	310
Total current assets	1,100	1,271
Property and equipment, net	1,874	1,754
Intangible assets, net	2,864	2,905
Goodwill	3,249	3,249
Equity method investments	1,426	526
Deferred tax assets	155	155
Operating lease right-of-use assets	283	279
Other long-term assets	234	235
Total assets	$11,185	$10,374
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$1,118	$1,306
Accrued interest	167	166
Current portion of deferred revenue	1,128	1,195
Current maturities of debt	5	505
Operating lease current liabilities	45	46
Related party current liabilities	95	8
Total current liabilities	2,558	3,226
Long-term deferred revenue	83	88
Long-term debt	9,044	8,690
Deferred tax liabilities	479	509
Operating lease liabilities	296	292
Other long-term liabilities	838	134
Total liabilities	13,298	12,939
Stockholders’ equity (deficit):
Common stock, par value $0.001 per share; 9,000 shares authorized; 3,851 and 3,843 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	4	4
Accumulated other comprehensive (loss) income, net of tax	(7)	3
Accumulated deficit	(2,110)	(2,572)
Total stockholders’ equity (deficit)	(2,113)	(2,565)
Total liabilities and stockholders’ equity (deficit)	$11,185	$10,374

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For The Six Months Ended June 30,
(in millions)	2024	2023
Cash flows from operating activities:
Net income	$582	$543
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	273	275
Non-cash impairment and restructuring costs	1	20
Non-cash interest expense, net of amortization of premium	8	7
Provision for doubtful accounts	26	31
Loss on unconsolidated entity investments, net	57	4
Gain on other investments	(5)	(5)
Share-based payment expense	91	87
Deferred income tax benefit	(22)	(94)
Amortization of right-of-use assets	24	21
Changes in operating assets and liabilities:
Receivables	39	(36)
Related party, net	4	17
Prepaid expenses and other current assets	(14)	(15)
Other long-term assets	—	(1)
Accounts payable and accrued expenses	(179)	(18)
Accrued interest	1	—
Deferred revenue	(71)	(40)
Operating lease liabilities	(25)	(25)
Other long-term liabilities	32	30
Net cash provided by operating activities	822	801
Cash flows from investing activities:
Additions to property and equipment	(347)	(333)
Purchase of other investments	—	(1)
Investments in related parties and other equity investees	(210)	(31)
Net cash used in investing activities	(557)	(365)
Cash flows from financing activities:
Taxes paid from net share settlements for stock-based compensation	(20)	(18)
Revolving credit facility borrowings	1,352	1,117
Revolving credit facility repayments	(1,002)	(974)
Principal payments of long-term borrowings	(505)	(177)
Payment of contingent consideration for business acquisition	(1)	(3)
Common stock repurchased and retired	—	(199)
Dividends paid	(205)	(188)
Net cash used in financing activities	(381)	(442)
Net decrease in cash, cash equivalents and restricted cash	(116)	(6)
Cash, cash equivalents and restricted cash at beginning of period (1)	224	65
Cash, cash equivalents and restricted cash at end of period (1)	$108	$59
(1)The following table reconciles cash, cash equivalents and restricted cash per the statement of cash flows to the balance sheet. The restricted cash balances are primarily due to letters of credit which have been issued to the landlords of leased office space. The terms of the letters of credit primarily extend beyond one year.

(in millions)	June 30, 2024	December 31, 2023	June 30, 2023	December 31, 2022
Cash and cash equivalents	$100	$216	$51	$57
Restricted cash included in Other long-term assets	8	8	8	8
Total cash, cash equivalents and restricted cash at end of period	$108	$224	$59	$65

Unaudited Results
Set forth below are our results of operations for the three and six months ended June 30, 2024 compared with the three and six months ended June 30, 2023. Legal settlements and reserves and share-based payment expense have been excluded from cost of services line items and presented as their own line items in the table below, as this is consistent with how the segments are evaluated on a regular basis.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		2024 vs 2023 Change
					Three Months		Six Months
(in millions)	2024	2023	2024	2023	Amount	%	Amount	%
Revenue
Sirius XM:
Subscriber revenue	$1,520	$1,597	$3,067	$3,160	$(77)	(5)%	$(93)	(3)%
Advertising revenue	43	45	83	85	(2)	(4)%	(2)	(2)%
Equipment revenue	47	47	97	93	—	—%	4	4%
Other revenue	30	33	60	65	(3)	(9)%	(5)	(8)%
Total Sirius XM revenue	1,640	1,722	3,307	3,403	(82)	(5)%	(96)	(3)%
Pandora and Off-platform:
Subscriber revenue	138	128	271	257	10	8%	14	5%
Advertising revenue	400	400	762	734	—	—%	28	4%
Total Pandora and Off-platform revenue	538	528	1,033	991	10	2%	42	4%
Total consolidated revenue	2,178	2,250	4,340	4,394	(72)	(3)%	(54)	(1)%
Cost of services
Sirius XM:
Revenue share and royalties	391	405	786	796	(14)	(3)%	(10)	(1)%
Programming and content	127	128	260	257	(1)	(1)%	3	1%
Customer service and billing	86	99	182	200	(13)	(13)%	(18)	(9)%
Transmission	48	40	96	80	8	20%	16	20%
Cost of equipment	2	3	5	7	(1)	(33)%	(2)	(29)%
Total Sirius XM cost of services	654	675	1,329	1,340	(21)	(3)%	(11)	(1)%
Pandora and Off-platform:
Revenue share and royalties	317	327	625	636	(10)	(3)%	(11)	(2)%
Programming and content	12	17	28	31	(5)	(29)%	(3)	(10)%
Customer service and billing	21	23	40	43	(2)	(9)%	(3)	(7)%
Transmission	8	9	16	17	(1)	(11)%	(1)	(6)%
Total Pandora and Off-platform cost of services	358	376	709	727	(18)	(5)%	(18)	(2)%
Total consolidated cost of services	1,012	1,051	2,038	2,067	(39)	(4)%	(29)	(1)%
Subscriber acquisition costs	92	93	182	183	(1)	(1)%	(1)	(1)%
Sales and marketing	217	209	434	423	8	4%	11	3%
Engineering, design and development	60	72	134	140	(12)	(17)%	(6)	(4)%
General and administrative	95	123	200	254	(28)	(23)%	(54)	(21)%
Depreciation and amortization	133	139	273	275	(6)	(4)%	(2)	(1)%
Impairment, restructuring and acquisition costs	18	18	46	50	—	—%	(4)	(8)%
Legal settlements and reserves	—	24	—	24	(24)	(100)%	(24)	(100)%
Share-based payment expense (1)	46	42	91	87	4	10%	4	5%
Total operating expenses	1,673	1,771	3,398	3,503	(98)	(6)%	(105)	(3)%
Income from operations	505	479	942	891	26	5%	51	6%
Other (expense) income:
Interest expense	(102)	(107)	(206)	(213)	(5)	(5)%	(7)	(3)%
Other income	2	—	14	3	2	nm	(11)	(367)%
Total other expense	(100)	(107)	(192)	(210)	(7)	(7)%	(18)	(9)%
Income before income taxes	405	372	750	681	33	9%	69	10%
Income tax expense	(89)	(62)	(168)	(138)	27	44%	30	22%
Net income	$316	$310	$582	$543	$6	2%	$39	7%

Adjusted EBITDA	$702	$702	$1,352	$1,327	$—	—%	$25	2%

Gross Profit - Sirius XM	$986	$1,047	$1,978	$2,063	$(61)	(6)%	$(85)	(4)%
Gross Margin % - Sirius XM	60%	61%	60%	61%	(1)%	(2)%	(1)%	(2)%
Gross Profit - Pandora and Off-platform	$180	$152	$324	$264	$28	18%	$60	23%
Gross Margin % - Pandora and Off-platform	33%	29%	31%	27%	4%	14%	4%	15%
nm - not meaningful

(1)    Allocation of share-based payment expense:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in millions)	2024	2023	2024	2023
Programming and content - Sirius XM	$8	$7	$15	$14
Customer service and billing - Sirius XM	1	1	2	3
Transmission - Sirius XM	1	1	3	2
Programming and content - Pandora and Off-platform	1	1	2	1
Sales and marketing	11	11	23	20
Engineering, design and development	11	11	23	22
General and administrative	13	10	23	25
Total share-based payment expense	$46	$42	$91	$87

Key Financial and Operating Metrics

A full glossary defining our key financial and operating metrics can be found in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in Sirius XM's subscriber count or subscriber-based operating metrics. Subscribers to the Cloud Cover music programming service are now included in Pandora's subscriber count.
Set forth below are our subscriber balances as of June 30, 2024 compared to June 30, 2023:

	As of June 30,		2024 vs 2023 Change
(subscribers in thousands)	2024	2023	Amount	%
Sirius XM
Self-pay subscribers	31,484	31,907	(423)	(1)%
Paid promotional subscribers	1,773	2,156	(383)	(18)%
Ending subscribers	33,257	34,063	(806)	(2)%
Sirius XM Canada subscribers	2,586	2,628	(42)	(2)%

Pandora and Off-platform
Monthly active users - all services	45,129	47,419	(2,290)	(5)%
Self-pay subscribers (1)	5,951	6,270	(319)	(5)%
(1)    Pandora Self-pay subscribers includes Cloud Cover subscribers of 51 and 41 as of June 30, 2024 and 2023, respectively.

The following table contains our Non-GAAP financial and operating performance measures which are based on our adjusted results of operations for the three and six months ended June 30, 2024 and 2023:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		2024 vs 2023 Change
					Three Months		Six Months
(subscribers in thousands)	2024	2023	2024	2023	Amount	%	Amount	%
Sirius XM
Self-pay subscribers	(100)	(132)	(458)	(479)	32	24%	21	4%
Paid promotional subscribers	(73)	171	(160)	237	(244)	(143)%	(397)	(168)%
Net additions	(173)	39	(618)	(242)	(212)	(544)%	(376)	(155)%
Weighted average number of subscribers	33,290	34,016	33,419	34,065	(726)	(2)%	(646)	(2)%
Average self-pay monthly churn	1.5%	1.5%	1.6%	1.6%	—%	—%	—%	—%
ARPU (1)	$15.24	$15.66	$15.30	$15.47	$(0.42)	(3)%	$(0.17)	(1)%
SAC, per installation	$13.85	$13.73	$13.20	$14.05	$0.12	1%	$(0.85)	(6)%

Pandora and Off-platform
Self-pay subscribers (2)	(41)	8	(102)	18	(49)	(613)%	(120)	(667)%
Net additions	(41)	8	(102)	18	(49)	(613)%	(120)	(667)%
Weighted average number of subscribers	5,944	6,195	5,971	6,199	(251)	(4)%	(228)	(4)%
Ad supported listener hours (in billions)	2.60	2.73	5.08	5.31	(0.13)	(5)%	(0.23)	(4)%
Advertising revenue per thousand listener hours (RPM)	$98.99	$97.13	$95.03	$91.28	$1.86	2%	$3.75	4%

Total Company
Adjusted EBITDA	$702	$702	$1,352	$1,327	$—	—%	$25	2%
Free cash flow	$343	$323	$475	$467	$20	6%	$8	2%

nm - not meaningful

(1)    ARPU for Sirius XM excludes subscriber revenue from our connected vehicle services of $41 and $43 for the three months ended June 30, 2024 and 2023, respectively, and $82 for each of the six months ended June 30, 2024 and 2023.

(2)    Pandora and Off-platform self-pay subscriber net additions includes Cloud Cover net additions of 3 and 1 for the three months ended June 30, 2024 and 2023, respectively, and 6 and 4 for the six months ended June 30, 2024 and 2023, respectively.

Reconciliation from GAAP Net income to Non-GAAP Adjusted EBITDA:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in millions)	2024	2023	2024	2023
Net income:	$316	$310	$582	$543
Add back items excluded from Adjusted EBITDA:
Legal settlements and reserves	—	24	—	24
Impairment, restructuring and acquisition costs	18	18	46	50
Share-based payment expense	46	42	91	87
Depreciation and amortization	133	139	273	275
Interest expense	102	107	206	213
Other income	(2)	—	(14)	(3)
Income tax expense	89	62	168	138
Adjusted EBITDA	$702	$702	$1,352	$1,327

Reconciliation of Free Cash Flow:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in millions)	2024	2023	2024	2023
Cash Flow information
Net cash provided by operating activities	$514	$451	$822	$801
Net cash used in investing activities	(194)	(130)	(557)	(365)
Net cash used in financing activities	(291)	(323)	(381)	(442)
Free Cash Flow
Net cash provided by operating activities	514	451	822	801
Additions to property and equipment	(173)	(128)	(347)	(333)
Sales (purchases) of other investments	2	—	—	(1)
Free cash flow	$343	$323	$475	$467

Reconciliation of SAC, per installation:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(costs in millions and installs in thousands)	2024	2023	2024	2023
Subscriber acquisition costs, excluding connected vehicle services	$92	$93	$182	$183
Less: margin from sales of radios and accessories, excluding connected vehicle services	(45)	(44)	(92)	(86)
	$47	$49	$90	$97
Installations	3,498	3,567	6,895	6,901
SAC, per installation (a)	$13.85	$13.73	$13.20	$14.05
(a)    Amounts may not recalculate due to rounding.

About Sirius XM Holdings Inc

SiriusXM is the leading audio entertainment company in North America with a portfolio of audio businesses including its flagship subscription entertainment service SiriusXM; the ad-supported and premium music streaming services of Pandora; an expansive podcast network; and a suite of business and advertising solutions. Reaching a combined monthly audience of approximately 150 million listeners, SiriusXM offers a broad range of content for listeners everywhere they tune in with a diverse mix of live, on-demand, and curated programming across music, talk, news, and sports. For more about SiriusXM, please go to: www.siriusxm.com.
This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.
The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: Risks Relating to our Business and Operations: We face substantial competition and that competition is likely to increase over time; if our efforts to attract and retain subscribers and listeners, or convert listeners into subscribers, are not successful, our business will be adversely affected; we engage in extensive marketing efforts and the continued effectiveness of those efforts is an important part of our business; we rely on third parties for the operation of our business, and the failure of third parties to perform could adversely affect our business; we are migrating our billing system and payment processing function to a new service provider; failure to successfully monetize and generate revenues from podcasts and other non-music content could adversely affect our business, operating results, and financial condition; we may not realize the benefits of acquisitions or other strategic investments and initiatives; the impact of economic conditions may adversely affect our business, operating results, and financial condition; and we may be adversely affected by the war in Ukraine. Risks Relating to our Sirius XM Business: A substantial number of our Sirius XM service subscribers periodically cancel their subscriptions and we cannot predict how successful we will be at retaining customers; our ability to profitably attract and retain subscribers to our Sirius XM service is uncertain; our business depends in part upon the auto industry; failure of our satellites would significantly damage our business; and our Sirius XM service may experience harmful interference from wireless operations. Risks Relating to our Pandora and Off-platform Business: Our Pandora ad-supported business has suffered a substantial and consistent loss of monthly active users, which may adversely affect our Pandora and Off-platform business; our Pandora and Off-platform business generates a significant portion of its revenues from advertising, and reduced spending by advertisers could harm our business; our failure to convince advertisers of the benefits of our Pandora ad-supported service could harm our business; if we are unable to maintain revenue growth from our advertising products our results of operations will be adversely affected; changes to mobile operating systems and browsers may hinder our ability to sell advertising and market our services; and if we fail to accurately predict and play music, comedy or other content that our Pandora listeners enjoy, we may fail to retain existing and attract new listeners. Risks Relating to Laws and Governmental Regulations: Privacy and data security laws and regulations may hinder our ability to market our services, sell advertising and impose legal liabilities; consumer protection laws and our failure to comply with them could damage our business; failure to comply with FCC requirements could damage our business; environmental, social and governance expectations and related reporting obligations may expose us to potential liabilities, increased costs, reputational harm, and other adverse effects; and we may face lawsuits, incur liability or suffer reputational harm as a result of content published or made available through our services. Risks Associated with Data and Cybersecurity and the Protection of Consumer Information: If we fail to protect the security of personal information about our customers, we could be subject to costly government enforcement actions and private litigation and our reputation could suffer; we use artificial intelligence in our business, and challenges with properly managing its use could result in reputational harm, competitive harm, and legal liability and adversely affect our results of operations; and interruption or failure of our information technology and communications systems could impair the delivery of our service and harm our business. Risks Associated with Certain Intellectual Property Rights: The market for music rights is changing and is subject to significant uncertainties; our Pandora services depend upon maintaining complex licenses with copyright owners, and these licenses contain onerous terms; failure to protect our intellectual property or actions by third parties to enforce their intellectual property rights could substantially harm our business and operating results; some of our services and technologies may use “open source” software, which may restrict how we use or distribute our services or require that we release the source code subject to those licenses; and rapid technological and industry changes and new entrants could adversely impact our services. Risks Related to our Capital and Ownership Structure: We have a significant amount of indebtedness, and our debt contains certain covenants that restrict our operations; we are a “controlled company” within the meaning of the NASDAQ listing rules and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements; our principal stockholder has significant influence, including over actions requiring stockholder approval, and its interests may differ from the interests of other holders of our common stock; the proposed transactions with Liberty Media may adversely affect our business and financial condition; and while we currently pay a quarterly cash dividend to holders of our common stock, we may change our dividend policy at any time. Other Operational Risks: If we are unable to attract and retain qualified personnel, our business could be harmed; our facilities could be damaged by natural catastrophes or terrorist activities; the unfavorable outcome of pending or future litigation could have an adverse impact on our operations and financial condition; we may be exposed to liabilities that other entertainment service providers would not customarily be subject to; and our business and prospects depend on the strength of our brands. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2023, which is filed with the Securities and Exchange Commission (the "SEC") and available at the SEC's Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Investor contact:
Hooper Stevens
212.901.6718
Hooper.Stevens@siriusxm.com

Natalie Diana Candela
212.901.6672
Natalie.Candela@siriusxm.com

Media contact:
Maggie Mitchell
212.584.5100
Maggie.Mitchell@siriusxm.com